Exhibit 5.1

Sheppard Mullin Richter & Hampton LLP 12275 El Camino Real, Suite 200 San Diego, CA 92130-2006 858.720.8900 main 858.509.3691 main fax www.sheppardmullin.com

April 5, 2013

Cardium Therapeutics, Inc.

12255 El Camino Real, Suite 250

San Diego CA 92130

Re:	Offer and Sale of Common Stock

Ladies and Gentlemen:

We have acted as special counsel to Cardium Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale of an aggregate of up to 4,012 shares (the “Shares”) of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), pursuant to a Registration Statement on Form S-3 (Registration No. 333-168693) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus included therein (the “Prospectus”) and the prospectus supplement filed with the Commission on April 5, 2013 pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement”). This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated by the Commission.

In connection with this opinion, we have reviewed the Registration Statement, the Prospectus, the Prospectus Supplement, the Company’s charter documents, certificates of government officials, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have obtained from the officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation. We have also assumed that (i) the certificates to be issued to represent the Shares (the “Share Certificates”) will conform to the specimen stock certificate submitted to us, (ii) the Share Certificates will be duly executed by the Company in accordance with Section 158 of the Delaware General Corporation Law, and (iii) the Company’s charter documents and its resolutions pertaining to the issuance of the Shares will not be amended, superseded, rescinded, repealed or otherwise modified prior to the issuance of the Shares.

Based on the foregoing review, and in reliance thereon, we are of the opinion that the Shares upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement, will be legally issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Constitution of the State of Delaware, and reported decisions of the Delaware courts interpreting such laws and Constitution, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Shares, or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

We hereby consent to the filing of this opinion as an exhibit to a current report on Form 8-K to be filed by the Company within four business days of the date hereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Respectfully submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP